SUNAMERICA MONEY MARKET FUND
SHAREHOLDER INFORMATION (unaudited)


Supplemental Proxy Information: A
Special Meeting of the Shareholders of
 the SunAmerica Money Market Fund was
held on December 30, 1998.
The fund voted in favor of adopting the
 following proposals.

To elect a slate of five members to the
 Board of Trustees to hold office
until their successors are duly elected
and qualified.

Votes in		   Votes
Favor of  		Abstained

S.James Coppersmith .336,826,186   29,808,978
Samuel M. Eisenstat..336,826,186	29,808,978
Stephen J. Gutman....336,826,186 	29,808,978
Peter A. Harbeck.....336,826,186	29,808,978
Sebastiano Sterpa....336,826,186	29,808,978

To approve a new investment advisory
and management agreement between
 SunAmerica  Money Market Funds, Inc.
 on behalf of the SunAmerica Money
 Market Fund, and SunAmerica Asset
Management Corp. (SAAMCo), the
 terms of which are identical in all
 material respects to the existing
 investment
 and management agreement.

Votes in	Votes 	 Votes
Favor of	Against	Abstained

327,327,260	   8,056,203 31,251,700

1. To approve changing the fundamental
investment restriction relating to:

(a) the ability to engage
in borrowing transactions.


Votes in	Votes 	 Votes
Favor of	Against	 Abstained

299,828,261	 25,441,013   41,365,890

(b) the ability to engage in
 lending transactions.


Votes in	Votes 	Votes
Favor of	Against	Abstained

301,545,646	  24,430,197  40,659,321

2. To ratify the selection of
 independent accountants.


Votes in	Votes 	Votes
Favor of	Against	Abstained

329,108,634	 6,728,966   30,797,563